AMENDMENT AND RESTATEMENT OF TENNIS OPERATING AGREEMENT


     THIS AGREEMENT is made as of the 9th day of January, 1996, by and between NI HAWAII RESORT, INC., hereinafter "Owner", and KAPALUA LAND COMPANY, LTD., hereinafter "Operator", but which is effective as of January 1, 1996, except for Section 5.1 hereof which is effective as of January 1, 1995.

     WHEREAS, the Kaptel Associates and Operator entered into that certain Amendment and Restatement of Tennis Operating Agreement dated October 29, 1992 (hereinafter the "Agreement"), covering the Tennis Center at the Ritz-Carlton, Kapalua; and

     WHEREAS, the parties hereto wish to amend and restate said
Agreement in its entirety.

     NOW, THEREFORE, Owner and Operator hereby covenant and agree to amend and restate said Tennis Operating Agreement as follows:


                            ARTICLE 1

                DEFINITIONS, TERMS AND REFERENCES

     1.1 Definitions. In this Agreement and any exhibits, addenda or riders hereto, the following terms shall have the following meanings:

          Affiliate(s) shall mean a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term "control", as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

          Affiliated Concessionaires shall mean a Concessionaire in which any one of (i) Operator, (ii) Operator's general or limited partners, if any, (iii) Affiliates of Operator or Operator's general or limited partners, (iv) any shareholder of Operator or Operator's general or limited partners, or an Affiliate of Operator or its general or limited partners holding alone or in the aggregate more than 25% of the stock of any one such entity, (v) employees or agents of Operator, Operator's general or limited partners or Affiliate of Operator or Operator's general or limited partners, or (vi) immediate family members of officers of Operator, Operator's general or limited partners, (vii) immediate family members of shareholders owning alone or in the aggregate more than 25% of the stock of any one of Operator, Operator's general or limited partners or any Affiliate of Operator or Operator's general or limited partners or (viii) Affiliates of the persons or entities set forth in clauses (i) through (vii) above, have an ownership interest, whether equitable or otherwise, in Operator.

          Agreement shall mean this Amendment and Restatement of Tennis Operating Agreement, as it may be further amended or supplemented from time to time.

          Annual Operating Projection shall mean schedules containing the annual operating projection for the Tennis Center and certain other matters prepared and submitted by Operator to Owner pursuant to Section 4.1.

          Approval or Approved shall mean prior written approval.

          Commencement Date shall mean January 1, 1996, except with regards to Section 5.1 hereof for which the Commencement Date shall be January 1, 1995.

          Concessionaire shall mean a Person, including without limitation a shopkeeper, retailer, or provider of services which has entered into a sublease, concession agreement, contract, license or similar agreement with Operator for the transaction of business on or from the Premises or the operation of the Hotel.

          Data Addendum shall mean the Data Addendum attached hereto and by this reference made a part hereof.

          Development Agreement shall mean that certain Development Agreement of even date herewith between Owner and The Ritz-Carlton Hotel Company covering the development of the Hotel and the Tennis Center.

          Event of Default shall mean any of the events described in Article 10.

          Fiscal Year shall mean a fiscal year which ends on December 31. The first Fiscal Year shall be the period commencing on the Commencement Date and ending on December 31 of the year in which the Commencement Date occurs. The words "full Fiscal Year" shall mean any Fiscal Year containing not fewer than 364 days. A partial Fiscal Year after the end of the last full Fiscal Year and ending with the expiration or earlier termination of the Operating Term shall constitute a separate Fiscal Year.

          Furniture and Equipment shall mean all furniture, furnishings, fixtures and tennis equipment, and systems located at, or used in connection with, the Tennis Center, together with all replacements therefor and additions thereto.

          Gross Revenue shall mean all revenues, receipts and income of any kind derived directly or indirectly by Operator in the form of cash, property or services (i.e., barter, "contra", accounts, and such alternatives to cash payments, which together with property and services, shall be valued at their fair market value) from or in connection with the Tennis Center (including any loss of income insurance proceeds paid to Operator or Owner in the event of casualty to the Tennis Center, or as a result of the occurrence of any other event making use of all or a portion of the Tennis Center impossible or impractical, and any rentals from tenants, lessees, licensees or concessionaires but not including their gross receipts) whether on a cash basis or credit, paid or collected, determined in accordance with generally accepted accounting principles, excluding, however; (i) funds furnished by Owner, (ii) federal, state and municipal excise, sales and use taxes collected directly from patrons and guests or as part of the sales price of any foods, services or displays, or similar or equivalent taxes and paid over to federal, state or municipal governments, (iii) gratuities, and (iv) proceeds of insurance (excluding loss of income insurance proceeds which shall be included as a part of Gross Revenues) and condemnation.

          Gross Revenues shall be reduced for actual bad debts reasonably determined to be uncollectible by Operator, which reduction shall not include payments for any bad debt reserve or sinking fund or similar fund or reserve for bad debts. If any debts previously deducted as uncollectible shall subsequently be collected, such collected amounts shall be included in Gross Revenues in the Fiscal Year collected after deducting reasonable collection expenses actually incurred.

          Ground Lease shall mean that certain Hotel Ground Lease dated January 9, 1996 but effective as of January 1, 1996, between Maui Land & Pineapple Company, Inc., as Lessor, and NI Hawaii Resort, Inc., as Lessee, covering the Premises, as the same may be amended from time to time.

          Hotel shall mean the hotel known as The Ritz-Carlton, Kapalua as of January 1, 1996.

          Hotel Guests shall mean the customers, guests and invitees of the Hotel.

          Hotel Premises shall mean the land on which the Hotel is located.

          Kapalua Property Owners means owners of residential condominiums, homes, or residential lots at the Kapalua Resort.

          Kapalua Resort means the existing and proposed development of the Kapalua area on Maui, more particularly set forth in the Kapalua Master Plan as filed with the County of Maui
Planning Department and amended from time to time.

          Kapalua Tennis Club Members means Kapalua Property
Owners, Maui residents and non-resident "long term" visitors to Kapalua.

          Mortgage shall mean any mortgage or deed of trust encumbering the Tennis Center.

          Operator shall mean Kapalua Land Company, Ltd.

          Operating Term shall mean the term of this Agreement as established under Section 3.1.

          Owner shall mean NI Hawaii Resort, Inc., a Hawaii corporation.

          Owner's Fee shall mean the amount to be paid to Owner by Operator as described in Article 5.

          Person shall mean an individual, partnership, corporation, trust, unincorporated association, joint stock company, or other entity or association.

          Premises shall have the meaning ascribed to such term in the Data Addendum. Vehicle access to the Tennis Center, which is located on the Premises, shall be from Village Road, the same road which provides access to the Village Course and golf pro shop.

          Tennis Center shall mean the tennis court center (having approximately ten tennis courts) with clubhouse to be developed by Owner on the Premises pursuant to the Development Agreement, which shall be named "The Village Tennis Center."

          Tennis Club shall mean the combined operations of The
Village Tennis Center ("Tennis Center" herein) and the Tennis
Garden (commonly known as "The Tennis Garden").

          Tennis Garden shall mean the tennis facilities commonly known as "The Tennis Garden" at Kapalua.

          Tennis Garden Gross Revenues means all revenues, receipts and income of any kind derived directly or indirectly by Operator in the form of cash, property or services (i.e., barter, "contra", accounts, and such alternatives to cash payments, which together with property and services, shall be valued at their fair market value) from or in connection with the Tennis Garden (including any loss of income insurance proceeds paid to Operator or Owner in the event of casualty to the Tennis Garden, or as a result of the occurrence of any other event making use of all or a portion of the Tennis Garden impossible or impractical, and any rentals from tenants, lessees, licensees or concessionaires but not including their gross receipts) whether on a cash basis or credit, paid or collected, determined in accordance with generally accepted accounting principles, excluding, however; (i) funds furnished by Owner, (ii) federal, state and municipal excise, sales and use taxes collected directly from patrons and guests or as part of the sales price of any foods, services or displays, or similar or equivalent taxes and paid over to federal, state or municipal governments, (iii) gratuities, and (iv) proceeds of insurance (excluding loss of income insurance proceeds which shall be included as a part of Tennis Garden Gross Revenues) and condemnation.

          Tennis Garden Gross Revenues shall be reduced for actual bad debts reasonably determined to be uncollectible by Operator, which reduction shall not include payments for any bad debt reserve or sinking fund or similar fund or reserve for bad debts. If any debts previously deducted as uncollectible shall subsequently be collected, such collected amounts shall be included in Tennis Garden Gross Revenues in the Fiscal Year collected after deducting reasonable collection expenses actually incurred.

     1.2 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders; the singular shall include the plural, and the plural shall include the singular. The Table of Contents, and titles of Articles, Sections, Subsections and Paragraphs in this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, subclauses, exhibits, addenda or riders shall refer to the corresponding Article, Section, Subsection, paragraph, clause or subclause of, or exhibit, addendum or riders attached to this Agreement, unless specific reference is made to the Articles, Sections or other subdivisions of, or exhibits, addenda or riders to, another document or instrument.

     1.3 Exhibits, Addenda and Riders. All exhibits addenda and riders attached hereto are by reference made a part hereof.


                            ARTICLE 2

                     ENGAGEMENT OF OPERATOR

     2.1 Operation of Tennis Center. Owner hereby authorizes and engages Operator to act as the exclusive operator and manager of the Tennis Center during the Operating Term, with exclusive responsibility and complete and full control and discretion in the operation, direction, management and supervision of the Tennis Center, subject only to the limitations expressed herein, and Operator hereby accepts such engagement subject to the terms and conditions expressed in this Agreement. Such authority of Operator shall include, without limitation, the use of the Tennis Center for all customary purposes, and without limiting the generality of the foregoing, Operator is hereby authorized to:

          (A) Determine all terms for admittance, charges and prices for court times, retail merchandise, commercial space and other amenities and services provided at or with respect to the Tennis Center, provided, however, Hotel Guests shall be charged the Resort Guest Court Fee for court times and retail prices for retail merchandise sold in the pro shop shall be the same at the Tennis Center and The Tennis Garden; and provided further that the Resort Guest Court Fee shall be comparable to rates charged at similar first class tennis facilities in the State of Hawaii, such as the Mauna Lani Bay Hotel tennis facilities, the Racquet Club at Mauna Lani, Mauna Lani Ritz-Carlton Hotel, Wailea Tennis Center, and Mauna Kea Beach Hotel;

          (B) Determine all credit policies with respect to the operation of the Tennis Center, including entering into policies and agreements with credit card organizations and the Hotel;

          (C)  Establish entertainment and amusement policies
(including pricing) with respect to the Tennis Center;

          (D) Establish food and beverage policies (including pricing) with respect to the Tennis Center;

          (E) Determine all labor policies, including wages and salary rates and terms, fringe benefits, pension, retirement, bonus and employee benefit plans, collective bargaining agreements and the hiring or discharge of all employees, with respect to the Tennis Center;

          (F) Arrange in Operator's name for utility, telephone, extermination, detective agency protection, trash removal and other services for the operation of the Tennis Center;

          (G) Establish all advertising, public relations and promotional policies with respect to the Tennis Center, including the exclusive control over all paid advertising, press releases and complimentary policies; provided, however, that Operator shall provide complimentary tennis as requested for the Hotel's Executive Committee members, department heads, and for persons visiting the Hotel on a complimentary basis as part of the Hotel's marketing program.

          (H) Purchase on the credit of Operator all services and merchandise as are necessary for the proper operation of the Tennis Center;

          (I) Enter into such leases, licenses, concession agreements and other undertakings in the name of Operator as Operator shall from time to time consider appropriate for the operation of the Tennis Center, including leasing of commercial space at the Tennis Center, subject to a right of first refusal in favor of the Hotel to lease or operate any food service or entertainment facilities at the Tennis Center and subject further to the exclusive right reserved by Operator and its Affiliates to sell merchandise with the butterfly logo in the Tennis Center;

          (J) Hire such persons or organizations as Operator may deem necessary to provide advice with respect to Operator's performance hereunder, including attorneys, accountants and other professionals and specialists;

          (K) Cause all needed repairs and maintenance to be made to the Tennis Center and cause all such other things to be done in or about the Tennis Center as shall be necessary to comply with all requirements of governmental authority, boards of fire underwriters and other bodies exercising similar functions;

          (L) Institute and defend such proceedings at law or in equity in the name of either Operator or Owner, utilizing counsel selected by Operator, which Operator shall deem reasonably necessary or proper in connection with the routine operation of the Tennis Center, including the institution of dispossessory, eviction and trespass suits and proceedings for the collection of rents and other amounts due for services rendered, property let or merchandise sold; and

          (M) Manage, operate, and/or market the Tennis Center together with The Tennis Garden as a single operation to be known as "The Tennis Club."

     2.2 Employees of the Tennis Center. Operator shall have the sole right to select, appoint and supervise the manager, a Director of Tennis, and such other personnel as Operator may deem necessary or desirable for the proper operation, maintenance and security of the Tennis Center. The manager, Director of Tennis, and all other personnel of the Tennis Center shall be employees of Operator and the terms of their employment and all hiring and firing thereof shall be at the sole discretion of Operator. Owner shall have no right to supervise or direct the manager, Director of Tennis, or any of such employees and covenants and agrees not to attempt to so supervise or direct. Notwithstanding the above, Operator shall submit to Owner the resumes of candidates Operator selects for Director of Tennis at the Tennis Center, and Owner shall have the right to a personal interview, prior to hiring, with any candidate for Director of Tennis. Operator will consider Owner's input and comments relating to any candidate for Director of Tennis at the Tennis Center in making a final decision as to whether or not to hire a candidate as Director of Tennis for the Tennis Center.

     2.3 Limitations on Authority. Notwithstanding anything to the contrary in Section 2.1, Operator shall not, without Owner's
Approval:

          (A) Institute or defend legal proceedings of an unusual nature or involving monetary claims in excess of $50,000.00 not covered by insurance or as to which an insurer denies coverage or "reserves rights" if Owner is a party to such proceedings; or

          (B) Enter into any lease, license or concession agreement for stores or tenant space at the Tennis Center unless the term is one (1) year or less;

          (C) Operate or enter into a lease covering food service or entertainment facilities without first granting to the Hotel an opportunity to operate any food service or entertainment facilities.

    2.4 Name. During the term of this Agreement, the Tennis Center shall at all times be known and designated as "The Village Tennis Center," or by such other name as from time to time may be Approved by Owner and Operator. Operator shall make or cause to be made any fictitious name filings or disclosures required by the laws of the State with respect to the use of such name for or in connection with the Tennis Center.

    2.5 Operation at Operator's Expense. In performing its duties hereunder Operator shall act solely for the account of Operator and all expenses incurred by Operator in such performance shall be borne exclusively by Operator. To the extent the funds necessary therefor are not generated by the operation of the Tennis Center, they shall be supplied by Operator. Operator shall be required to advance any of its own funds for the operation of the Tennis Center. All debts and liabilities to third persons incurred by Operator in the course of its operation and management of the Tennis Center shall be the debts and liabilities of Operator only, and Operator shall be liable for such obligations by reason of its management, supervision, direction and operation of the Tennis Center.

     2.6  Standards of Operation.  Operator agrees:

          (A) To operate the Tennis Center as a prestigious tennis facility, luxurious in image, style, and quality consistent with the image, style and quality of Kapalua and the Hotel.

          (B) That the primary purpose of the Tennis Center is to provide a convenient, pleasurable, and high quality experience for Hotel Guests. If Operator fails to regularly comply with the foregoing in the reasonable opinion of Owner, then Owner shall so notify Operator, and Operator shall have reasonable time, such reasonable time not to exceed sixty (60) days, to diligently proceed and to return the operation to the standard as defined above. Failing this, Owner may cancel this Agreement.

          (C) Notwithstanding the above, it is the intent of Owner and Operator that the tennis courts at the Tennis Center be fully utilized and that a reasonable number of court hours, which will not interfere with play by Hotel Guests, be available for play by non-Hotel Guests. Owner and Operator agree to periodically review the overall utilization of tennis courts by Hotel Guests and non-Hotel Guests and to periodically revise the reservations policies of the Tennis Center to comply with the above intent so long as such revision will not be harmful to those Hotel Guests desiring to utilize the tennis courts at the Tennis Center. Hotel Guests shall have the right to make reservations for tennis court time between 48 and 24 hours in advance of playing time and such right shall be superior to all other players. Hotel Guests also shall have the right to make reservations 24 hours in advance of playing time, which right shall be on an equal basis with other guests at the Kapalua Resort. There shall be no limit to the number of court hours that may be reserved by Hotel Guests in advance, subject to capacity of the facility and scheduled tournaments or other events at the Tennis Center as are permitted under this Agreement. Special reservation arrangements in advance of the 48-hour reservation right may be arranged for groups staying at the Hotel and which require advance booking.

          Notwithstanding the foregoing, Operator shall have the right to combine operations and/or marketing of the Tennis Center with The Tennis Garden (combined operation to be known as the "Tennis Club"). In the event the Tennis Center is unable to accommodate Hotel Guests, Operator shall have the right to accommodate such Hotel Guests at The Tennis Garden provided that notice is given to such Hotel Guests and they are willing to play at The Tennis Garden.

          (D) Operator shall have the right: (i) to schedule tournaments at the Tennis Center, provided any reduction in playing time for Hotel Guests at the Tennis Center is provided for elsewhere to Owner's reasonable satisfaction; (ii) to charge lower court time fees to Kapalua Property Owners, employees of Operator and Maui Land & Pineapple Company, Inc., residents of Maui and Kapalua Tennis Club Members; (iii) to grant special rates and privileges to members of The Kapalua Tennis Club composed of Kapalua Property Owners, Maui residents and non-resident "long term" visitors to Kapalua; and (iv) to impose reasonable rules and regulations (including dress codes and rules of conduct) on all users of the Tennis Center.

     2.7 Food Services. Operator hereby agrees to grant to Owner a right of first refusal to operate any food service or entertainment facility at the Tennis Center. Such right is subject to Owner responding within thirty (30) days following receipt from Operator of written notice of its intention to include food services or entertainment facilities at the Tennis Center.

                            ARTICLE 3

             OPERATING TERM; EXTENSION; TERMINATION

     3.1 Operating Term. The Operating Term shall commence on the Commencement Date and shall continue thereafter for a period of twenty-five (25) years, subject to extension as provided in Section
3.2 below or early termination as provided in Section 3.3 hereof (such term being herein referred to as the "Operating Term").

     3.2 Extension. Upon the expiration of the initial Operating Term, the Operating Term shall be extended for four (4) additional ten (10) year periods if, not more than one (1) year and not less than two hundred forty (240) days prior to the expiration of the initial Operating Term or any previously extended Operating Term, as the case may be, Operator has given written notice to Owner of Operator's election to so extend. Any such extension shall be automatically effective without any amendment hereto, but Owner and Operator shall execute and deliver any supplements to this Agreement which either shall reasonably request to evidence any such extension.

     3.3 Termination. This Agreement may be terminated prior to the expiration of the then effective Operating Term upon the occurrence of one or more of the following events:

          (A) Upon any Event of Default, at the option of the non-defaulting party exercised by written notice to the defaulting party prior to the cure of such Event of Default.

          (B)  Upon any transfer not permitted by the terms of
Article 11, unless consented to in writing by the non-transferring party, at the option of the non-transferring party exercised by written notice to the other party given within ninety (90) days after the non-transferring party learns of such transfer.

          (C) Upon any damage to or destruction of all or any part of the Tennis Center or the means of vehicular access thereto by fire, casualty or other cause or condemnation or other taking of all or any part of the Tennis Center which is not required to be repaired or restored by Owner pursuant to Article 9, at the option of either Owner or Operator by written notice to the other given within sixty (60) days of the date of such damage or destruction or condemnation or other taking; provided, however, that no termination by Owner shall be effective, and if previously given, may be nullified at the election of Operator by written notice to Owner within thirty (30) days of receipt by Operator from Owner of notice to restore or repair the Tennis Center if Owner, at any time within three (3) years after such damage or destruction or condemnation or other taking, has commenced to restore or repair the Tennis Center for use as a tennis facility even if substantial changes are made to the physical structure of the Tennis Center.
It is understood that the failure of Owner to repair or restore when required to do so under Article 9 may become an Event of Default, also allowing for the termination thereof.

     3.4 Transition Procedures. Upon the expiration or termination of the Operating Term, for whatever reason, Owner and Operator shall do the following (and the provisions of this Section
3.4 shall survive the expiration or termination of this Agreement until they have been fully performed).

          3.4.1. Licenses. Operator shall execute all documents and instruments necessary to transfer (if transferable) to Owner or its nominee all governmental permits and licenses held by Operator necessary to operate the Tennis Center.

          3.4.2. Leases and Concessions. Operator shall assign to Owner or its nominee, and Owner and its nominee, if any, shall assume, all leases and concession agreements in effect with respect to the Tennis Center then in Operator's, rather than Owner's, name, except for blanket concessions affecting other concessions operated by Operator or its Affiliates which shall at the option of Owner be terminated.

          3.4.3. Books and Records. All books and records for the operation of the Tennis Center kept by Operator pursuant to Section
4.3 shall be turned over to Owner so as to insure the orderly continuance of the operation of the Tennis Center, but such books and records shall thereafter be available to Operator at all reasonable times for inspection, audit, examination and transcription for a period of seven (7) years and Operator may retain any copies or computer records thereof which it desires.

          3.4.4. Employees. Operator shall retain or terminate all employees. The termination cost and expense of all employees shall be borne by Operator.

          3.4.5. Insurance. Operator shall transfer and assign to the benefit of Owner or its nominee any and all appropriate insurance policies relating to the Tennis Center.

          3.4.6. Contracts. Operator shall assign and transfer to the extent possible and without cost to Operator, all necessary contracts, agreements and arrangements to Owner or its nominee, which include but shall not be limited to, credit card agreements, marketing or advertising agreement, association or organizational memberships, equipment, furniture and fixture leases, service, vendor and maintenance contracts.


                            ARTICLE 4

               BUDGETARY AND ACCOUNTING PROCESSES


     4.1 Annual Operating Projection. Not later than sixty (60) days prior to the commencement of each Fiscal Year, Operator shall submit the Annual Operating Projection to owner. The Annual
Operation Projection shall contain the following:

          (A)  Operator's reasonable estimate of Gross Revenues
(including tennis court rates and schedule of charges for services.)

          (B) A separate estimate of the Owner's Fees to be paid to Owner for the forthcoming Fiscal Year.

          (C) A narrative description of the program for advertising the Tennis Center for the forthcoming Fiscal Year.
Such advertising program may include advertising in which the Tennis Center participates with one or more other tennis facilities operated by Operator.

          (D)  A schedule of any proposed tournaments.

          (E) A schedule of proposed priority court time procedures.

          (F) A comprehensive report on proposed capital improvements for the current Fiscal Year and projections for the following three (3) Fiscal Years (the "Capital Budget") which shall include but not be limited to the following:

               (1)       The purpose and nature for the capital
                         repairs as set forth in Section 6.1(A)
                         and maintenance as set forth in Section
                         6.1(B);

               (2)  The estimated cost for such repair and
                    maintenance;

               (3)  The process under which the repair and
                    maintenance shall be completed and the
                    critical dates by which funds from the Owner need to be available for the respective repairs and maintenance.

          For purposes of the Capital Budget, the Capital Budget shall include but is not limited to, the dates under which each capital improvement project will commence, proceed and be completed.

     4.2 Books and Records. Operator shall keep full and adequate books of account and other records reflecting the results of operation of the Tennis Center on an accrual basis, all in accordance with generally accepted accounting principles. The books of account and all other records relating to or reflecting the Gross Revenues from the operation of the Tennis Center shall be kept either at the Tennis Center or at Operator's offices on Maui, Hawaii, and shall be made available in the State of Hawaii to Owner and its representatives and its auditors or accountants, at all reasonable times for examination, audit, inspection.and transcription.

     4.3 Accounting. Operator shall deliver to Owner within twenty (20) days after the end of each calendar month an interim accounting showing the Gross Revenues from the operation of the Tennis Center for such month, for the Fiscal Year to date and a computation of Gross Revenues. Such interim accounting and the annual accounting of Gross Revenues referred to below shall: (i) be in form Approved by Owner; (ii) be taken from the books and records maintained by Operator for the Tennis Center in the manner hereinabove specified; (iii) follow the form of generally accepted accounting principles; (iv) separately state the amount of Owner's Fees and any other amounts payable or expenses reimbursable to Owner or its Affiliates; and (v) be accompanied by a certificate of Operator's chief accounting officer certifying that such statement was prepared under such officer's direction and in such officer's opinion is true and correct. Within sixty (60) days after the end of each Fiscal Year, Operator shall deliver to Owner an annual accounting of Gross Revenues, audited and certified by a nationally recognized firm of certified public accountants having hotel accounting experience selected by Operator, showing the Gross Revenues and any other information necessary to make the computations required hereby or which may be requested by Owner, all for such Fiscal Year. If the Owner does not present objections to the certified statements within one hundred eighty (180) days following receipt by Owner, such certified statements shall be deemed correct and conclusive for all purposes. The annual accounting for any Fiscal Year shall be controlling over the interim accounting for such Fiscal Year.


                            ARTICLE 5

                           OWNER'S FEE

     5.1 Owner's Fee. The Owner's Fee shall be calculated on a fiscal year basis, but payable monthly by Operator to Owner, on or before the twentieth (20th) day of each calendar month for the preceding calendar month, based upon Operator's reasonable estimate of the amount due, as contained in the monthly reports to Owner.
No additional amount will be paid to cover any General Excise Tax due. Any General Excise Tax is the responsibility of the Owner.

          The Owner's Fee will be based upon a percentage of the combined Gross Revenues and the Tennis Garden Gross Revenues as follows:

          Beginning January 1, 1995, the Owner's Fee shall be 1.0% of the combined Gross Revenues and Tennis Garden Gross Revenues; provided, however, if the combined Gross Revenues and Tennis Garden Gross Revenues for any twelve
          (12) consecutive calendar months during the Operating Term exceeds $1.5 million, the Owner's Fee shall increase to, and continue on at, an annual amount equal to one and one-half percent (1.5%) of the combined Gross Revenues and Tennis Garden Gross Revenues, effective the first month following such twelve (12) consecutive calendar months.

     5.2 Annual Adjustments. At the end of each Fiscal Year following the rendition of the annual certified statement of operations, Owner and Operator shall promptly (and in all events within thirty (30) days after rendition of such statement) make such adjustments as necessary to insure that the proper amounts have been paid as Owner's Fees.

                            ARTICLE 6

               CAPITAL AND MAINTENANCE OBLIGATIONS

     6.1 Owner's Obligations. Owner shall be responsible for the following:

          (A) All reasonable expenditures for major capital repairs, maintenance and/or replacements related to the Tennis Center, such as resurfacing of the tennis courts and major repairs to or replacement of tennis court lights, poles, and the like as agreed upon in the Capital Budget.

          (B) Landscaping and grounds maintenance of all areas outside of the tennis courts and pro shop in the Tennis Center as part of the landscaping and grounds maintenance program for the Hotel, including the reasonable costs of irrigation water, weeding, cleaning watering, fertilizing, trimming and pruning of all vegetation, walkways, and the like.

          (C) Security for the Tennis Center, including the tennis courts and pro shop, as part of the security program for the Hotel.

          (D) Owner shall not be responsible, either financially or otherwise, for the construction, improvement, maintenance, or repair of The Tennis Garden. Operator, as the owner of The Tennis Garden, will bear full responsibility.

     6.2 Operator's Obligations. Operator shall be responsible for:

          (A) Normal, routine, day-to-day costs and expenses of maintaining and operating the Tennis Center, including routine maintenance and cleaning of the tennis courts, pro shop, and other facilities of the Tennis Center (excluding landscaping and grounds maintenance).

          (B)  Replacing any worn out, obsolete, or damaged
Furniture and Equipment, except computers and other similar equipment which are interfaced or integrated with the front desk of the Hotel.

          (C) Normal, routine, day-to-day costs and expenses of maintaining and operating the pro shop in the Tennis Center, including the costs of any merchandise purchased for retail sale.


                            ARTICLE 7

                            INSURANCE

     7.1 Owner's Insurance. Throughout the Operating Term, Owner shall insure the Tennis Center, each of its component parts and all Furniture and Equipment against damage from Standard All-Risk including boiler and machinery (and if available and without exorbitant cost, earthquake and flood insurance, but excluding, at Owners's discretion, damage resulting from war, nuclear energy, and wear, tear and inherent vice) in aggregate amounts which shall be not less than one hundred percent (100%) of replacement costs thereof (exclusive of foundations and footings). Owner shall carry such other or additional insurance in such amounts and against such risks as Owner shall reasonably deem necessary with respect to the buildings, facilities and contents of the Tennis Center. Operator agrees to cooperate with Owner and its insurance carriers in complying with reasonable suggestions for reducing risks and losses at the Tennis Center.

     7.2  Operator's Insurance.  Operator shall throughout the
Operating Term provide and maintain at Operator's sole cost and expense:

          (A) Comprehensive general public liability insurance (including Broad Form CGL endorsement for Personal Injury, Advertising Injury, Premises Medical Payment, and Incidental Medical Malpractice Liability) covering operations of the Tennis Center in amounts satisfactory to Owner, but in any event not less than a combined single limit of not less than $5,000,000 for each occurrence, for personal injury and death, and property damage, which shall, among other risks, including coverage against liability arising out of the ownership or operation of motor vehicles (including business automobiles, covering non-owner and hired auto liability) as well as coverage in such amount against all claims brought anywhere in the world arising out of alleged (i) bodily injury, (ii) death, (iii) property damage, (iv) assault or battery, (v) false arrest, detention or imprisonment or malicious prosecution, (vi) libel, slander, defamation or violation of the right of privacy, (vii) wrongful entry or eviction, or (viii) Full Liquor Liability or dram shop liability;

          (B) Worker's compensation insurance or insurance required by similar employee benefit acts as well as insurance having a minimum per occurrence limit as Operator may deem advisable against all claims which may be brought for personal injury or death of Operator's employees, but in no event less than amounts prescribed by applicable law; provided, however, that Operator may be self-insured provided that Operator satisfies the requirements of the Worker's Compensation Law in effect in the State of Hawaii; and

          (C) Fidelity bonds, with reasonable limits and deductibles to be determined by Operator, covering Operator's employees in job classifications normally bonded in other tennis facilities it manages in the United States or otherwise required by law, and comprehensive crime insurance to the extent that Operator deems such to be necessary for the Tennis Center.

          Owner may require Operator to increase the limits of the above insurance coverage and may require Operator to carry other or additional insurance as may be required by prudent insurance practices. Operator may combine insurance coverages hereunder with any other insurance policies or coverages or blanket policies or coverages Operator may have with its Affiliates or with respect to other tennis and other facilities in Kapalua.

     7.3 Form of Policies. All insurance required by Sections 7.1 and 7.2 shall be in such form and with any insurance companies authorized to do business in the State of Hawaii. Any insurance may be provided under blanket policies of insurance. All property damage insurance maintained by Owner pursuant to Section 7.1 shall, so long as the Tennis Center is mortgaged pursuant to a Mortgage, be subject to a standard mortgagee clause in favor of the holder of the Mortgage and shall name Operator and Lessor under the Ground Lease as an additional insured. All other insurance shall be in the name of Owner and Operator and Lessor under the Ground Lease. All policies of insurance shall provide that (i) the insurance company will have no right of subrogation against the holder the Mortgage, Owner, Operator or any of their respective Affiliates or the agents or employees thereof, and (ii) that the proceeds thereof in the event of loss or damage shall, to the extent payable to any holder of a Mortgage, be payable notwithstanding any act of negligence or breach of warranty by Owner or Operator which might otherwise result in the forfeiture or non-payment of such insurance proceeds.

     7.4 Insurance Proceeds. Owner and Operator agree that, if Owner shall be required to repair or restore the Tennis Center after an insurable casualty, all proceeds of property damage insurance required to be maintained by Owner under Section 7.1 when and if collected shall be used to the extent necessary for the restoration or reconstruction of the Tennis Center and any other improvement or improvements on the Premises, together with replacing any Furniture and Equipment required in the operation of the Tennis Center, all such proceeds being pledged and dedicated by the parties for that purpose, with any excess funds to be delivered to Owner.

     7.5 Certificates. Certificates of all policies shall be delivered to the party hereunder who is not required to purchase the insurance prior to the Commencement Date and thereafter certificates of renewal shall be so delivered not less than thirty
(30) days prior to the expiration date of such policies. All such certificates shall specify that the policies to which they relate cannot be cancelled or modified on less than thirty (30) days' prior written notice to such other party except for non-payment of premiums which shall require ten (10) days prior written notice to such other party.


                            ARTICLE 8

                       TAXES AND UTILITIES

     8.1 Taxes. Owner shall pay, prior to delinquency all real estate taxes, all personal property taxes and all betterment assessments levied against the Tennis Center or any of its component parts. Operator shall promptly deliver to Owner all notices of assessments, valuations and similar documents to be filed by Operator or Owner or which are received from taxing authorities by Operator. Notwithstanding the foregoing obligations of Owner, Owner may, at its sole expense, contest the validity or the amount of any such tax or assessment, provided that such contest does not materially jeopardize Operator's rights under this Agreement. Operator agrees to cooperate with Owner and execute any documents or pleadings required for such purpose, but Owner shall reimburse Operator any such out-of-pocket costs incurred by Operator in so doing.

     8.2 Utilities. Etc. Operator shall promptly pay all fuel, gas, light, power, water, sewage, garbage disposal, telephone and other utility bills currently as they are incurred in connection with the Tennis Center.


                            ARTICLE 9

               DAMAGE OR DESTRUCTION; CONDEMNATION

     9.1 Damage or Destruction. If the Tennis Center or any portion thereof shall be damaged or destroyed at any time or times during the Operating Term by fire, casualty or any other cause, Owner will, subject to available insurance proceeds, at its own cost and expense and with due diligence, repair, rebuild or replace the same so that after such repairing, rebuilding, or replacing, the Tennis Center shall be substantially the same as prior to such damage or destruction. Owner shall undertake such work within ninety (90) days after the proceeds of any insurance becomes available to Owner for such repairing, rebuilding or replacing, and shall complete the same diligently; the procedures contained in the Development Agreement shall govern such work to the extent applicable. Notwithstanding the foregoing, if the Tennis Center is damaged or destroyed to such an extent that the cost of repairs or restoration as reasonably estimated by Owner exceeds one-third of the original cost of the Tennis Center, Owner shall have no obligation to repair, rebuild or replace the Tennis Center.

     9.2 Condemnation. If only a part of the Tennis Center shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority, and in the reasonable opinion of Owner, the Tennis Center can be altered, restored or repaired so as to make it a satisfactory architectural unit as a tennis facility of similar type and class as prior to the taking or condemnation, Owner shall so alter, restore and replace if the proceeds of such condemnation will be sufficient to pay for the costs of same, Owner and Operator agreeing to pledge so much of their awards as is necessary for such purpose. Such work shall be commenced within ninety (90) days after such proceeds become available and shall be diligently pursued to completion; the procedures contained in the Development Agreement shall govern such work to the extent applicable. Notwithstanding the foregoing, if and only if such claim for damages is not adverse to any interest of Owner or the Lessor under the Ground Lease, the Operator shall have the right to claim and recover from the condemning authority but not from the Owner or Lessor under the Ground Lease, such compensation as may be separately awarded or recoverable by the Operator in its own right on account of any and all damage to its business by reason of any condemnation and for or on account of discontinuing its operation of the Tennis Facility.


                           ARTICLE 10

                   EVENTS OF DEFAULT; REMEDIES

     10.1 Non-Payment. The failure of either party to pay any sum of money to the other party when due and payable, if such failure is not cured within ten (10) days after written notice specifying such failure is received by the defaulting party from the non-defaulting party.

     10.2 Other Covenants. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings or obligations set forth in this Agreement, if such failure is not cured within thirty (30) days after written notice specifying such failure is received by the defaulting party from the non-defaulting party; provided, however, except a failure under Section 2.6, that if such failure is incapable of cure within such period, and the defaulting party commences to cure such default during such period and thereafter prosecutes such cure to completion with all due diligence, then no Event of Default shall exist unless such failure remains uncured after one hundred twenty (120) days after receipt of such notice.

     10.3 Breach of Warranty. Any warranty or representation made herein or in any document executed in connection herewith is breached in any material respect.

     10.4 Bankruptcy. The filing by Owner or Operator of a voluntary petition in bankruptcy under Title 11 of the United States Code, or the issuing of an order for relief against Owner or Operator under Title 11 of the United States Code, or the filing by Owner or Operator of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debtors, or Owner's or Operator's seeking or consenting to or acquiescing in the appointment of any custodian, trustee, receiver, conservator or liquidator of Owner or of all or any substantial part of the Tennis Center or of any or all of the rents, issues, profits, revenues or royalties thereof, or the making by Owner or Operator of any general assignment for the benefit of creditors, or Owner's or Operator's failure generally to pay its debts as such debts become due, or Owner's or Operator's giving of notice to any governmental body of insolvency or pending insolvency or suspension of operations; or the entry by a court of competent jurisdiction of an order, judgment or decree approving a petition filed against Owner or Operator seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debtors, which order, judgment or decree remains unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive) from the date of entry thereof, or the appointment of any custodian, trustee, receiver, conservator or liquidator of Owner or of all or any substantial part of the Premises or of any or all of the rents, issues, profits, revenues or royalties thereof without the consent or acquiescence of Owner, which appointment shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive).

          Upon the occurrence of an Event of Default (in which case the non-defaulting party may also terminate this Agreement as provided in Section 3.3) the non-defaulting party may pursue any and all remedies available to it at law or in equity.


                           ARTICLE 11

                      TRANSFER RESTRICTIONS

     11.1 Ownership Transfer. Owner shall not directly or indirectly sell, assign, transfer, mortgage, convey, charge or otherwise encumber (or contract to do or permit any of the foregoing, whether voluntarily or by operation of law), any or all of its rights and obligations in, to and under this Agreement without the prior written consent of Operator, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, the shareholders of Owner may, without the consent of Operator, transfer their stock in Owner, in whole or in part, to Nissho Iwai Corporation, or an Affiliate thereof, provided (i) such Affiliate (or any Affiliate thereof) does not, as its primary business, own, lease or operate any casino or gambling facility and (iii) such Affiliate (or any Affiliate thereof) does not own or operate a distillery, winery, brewery or distributorship of alcoholic beverages if such ownership or operation might reasonably impair the ability of the Hotel operator (or its Affiliates) to obtain or retain liquor licenses for the Hotel.

          No such permitted transfer shall entitle the transferee to any benefits or rights hereunder until the transferee agrees in writing to assume and be bound by all the obligations of Owner hereunder, whether arising prior to or from and after such transfer.

     11.2 Assignment by Operator. Operator shall have the right to assign its rights and obligations under this Agreement without the consent of Owner to any Affiliate. Any other assignment by Operator shall require the Approval of Owner.


                           ARTICLE 12

                          MISCELLANEOUS

     12.1 Further Assurances. Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties.

     12.2 Waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.

     12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Owner, its successors and permitted assigns, and shall be binding upon and inure to the benefit of Operator, its successors and permitted assigns.

     12.4 Governing Law. This Agreement shall be governed by the laws of the State of Hawaii.

     12.5 Compliance with Mortgage and Ground Lease; Conflict and No Merger. In carrying out their respective duties and obligations under the terms of this Agreement, Owner and Operator shall take no action that will constitute a default under the Ground Lease and any Mortgage provided Operator shall promptly be delivered copies of all Mortgages and any notices of any alleged defaults. In the event of a conflict between any of the terms and conditions of this Agreement and the terms and conditions of the Ground Lease, the terms and conditions of the Ground Lease shall govern between the conflicting terms and conditions. In the event of a termination of the Ground Lease, or a merger of the ownership interests in Owner into the Lessor under the Ground Lease, this Agreement shall remain in full force and effect and the Lessor under the Ground Lease shall become the Owner as defined herein.

     12.6 Amendments. This Agreement may not be modified, amended, surrendered or changed, except by a written instrument executed by Owner and Operator.

     12.7 Estoppel Certificates. Owner and Operator agree, at any time and from time to time, as requested by the other party upon not less than ten (10) days prior written notice, to execute and deliver to the other a statement certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that this Agreement is in full force and effect as modified and stating the modifications) certifying the dates to which required payments have been paid, and stating whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Agreement, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.

     12.8 Inspection Rights. Owner shall have the right to inspect the Tennis Center and examine the books and records of Operator pertaining to Gross Revenues at the Tennis Center at all reasonable times during the Operating Term upon reasonable notice to Operator, and Owner, the Lessor under the Ground Lease and the holder of any Mortgage shall have access to the Tennis Center and the books and records pertaining to Gross Revenues at the Tennis Center at all times during the Operating Term to the extent necessary to comply with the terms of such Mortgage and the Ground Lease, all to the extent consistent with applicable law and regulations and the rights of guests, tenants and concessionaires of the Tennis Center.

     12.9 Subordination. Operator agrees that, at the request of the mortgagee under the Mortgage, this Agreement and any extension hereof shall be subordinate to such Mortgage and any other mortgage or similar security instrument hereafter affecting the Tennis Center or the Premises held by such mortgagee and all renewals, modifications, consolidations, replacements and extensions thereof.
 Operator agrees to enter into any written instruments to effect such subordination, or any non-disturbance agreements, reasonably requested by such mortgagee.

     12.10 Indemnity By Operator. Operator agrees to indemnify, defend and hold harmless Owner, its directors, officers, shareholders, employees, and agents from any and all demands, claims, charges, actions, causes of action, suits, liabilities, judgments, damages, costs and expenses, including attorneys fees and costs, arising out of, or related to: (i) any negligence of Operator, its agents, contractors, subcontractors and/or employees;
(ii) any malfeasance or misfeasance on the part of personnel hired by Operator for the operation of The Tennis Center; (iii) any willful breach of any representation or warranty of Operator herein contained; (iv) any material violation or non-compliance with any federal, state or local laws or ordinances arising out of the acts or omissions of Operator; and/or (v) the intentional and/or negligent exercise by Operator of the powers reserved to Operator in Section 2.2., including, but not limited to, any decisions, conduct, actions or inaction in connection with the selection, hiring, discharge, supervision, and/or suspension of any employee of Operator.

     12.11 Indemnity By Owner. Owner agrees to indemnify, defend and hold harmless Operator, its directors, officers, shareholders, employees, and agents from any and all demands, claims, charges, actions, causes of action, suits, liabilities, judgments, damages, costs and expenses, including attorneys fees and costs arising out of, or related to: (i) any negligence of Owner, its agents, contractors, subcontractor and employees; (ii) any willful breach or any representation or warranty of Owner herein contained; and/or
(iii) any material violation or non-compliance with any federal, state or local laws or ordinances arising out of the acts or omissions of Owner.

     12.12 Partial Invalidity. In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted, unless such construction would substantially destroy the benefit of the bargain of this Agreement to either of the parties hereto.

     12.13 No Representation. In entering into this Agreement, Operator and Owner acknowledge that neither Owner nor Operator have made any representation to the other regarding projected earnings, the possibility of future success or any other similar matter respecting the Tennis Center, and that Operator and Owner understand that no guarantee is made to the other as to any specific amount of income to be received by Operator or Owner or as to the future financial success of the Tennis Center.

     12.14 Relationship. In the performance of this Agreement, Operator shall act solely as an independent contractor. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Operator a partner or joint venturer with Owner or as creating any similar relationship or entity, and Owner agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceedings involving Operator and Owner.

     12.15 Entire Agreement.  This Agreement, together with the
Development Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.

     12.16 Time of the Essence; Force Majeure. Time is of the essence of this Agreement; provided, however, that time limitations set forth in this Agreement, except with respect to monetary obligations, shall be extended for the period of any delay due to causes beyond the delayed party's control or which cannot be reasonably foreseen or provided against, including, without limitation, strikes, governmental regulations or orders, or events of force majeure.

     12.17 Interpretation. No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     12.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and need not be signed by more than one of the parties hereto and all of which shall constitute one and the same agreement.

     12.19 Consent and Approval. Except as herein otherwise provided, whenever in this Agreement the Approval of Operator and Owner is required, such Approval shall not be unreasonably withheld or delayed.

     12.20 Notices. Any notice, statement or demand required to be given under this Agreement shall be in writing and be, and at the option of the party giving notice, (i) personally delivered or (ii) transmitted by postage prepaid certified first class mail, return receipt requested, addressed, if to Owner to Suite 300, 3414 Peachtree Road, N.E., Atlanta, Georgia 30326, Attention: General Counsel, with a copy to Maui Land & Pineapple Company, Inc.,
Attention: Joseph Hartley, 120 Kane Street, Kahului, Maui, Hawaii 96732, and if to Operator to P.O. Box 187, Kahului, Maui, Hawaii 96732, or to such other addresses as Operator or Owner shall designate in the manner herein provided. Any such notice shall be deemed to have been given (x) the date of receipt if delivered personally or (y) the day five (5) days after it shall have been posted if transmitted by mail, but the time period for any response thereto or action in connection therewith shall not commence to run until actual receipt or rejection or inability to deliver such notice. Owner and Operator each agree that upon giving of any notice, it shall use its best efforts to advise the other by telephone that a notice has been sent hereunder. Such telephonic advice shall not, however, be a condition to the effectiveness of notice hereunder.

     12.21 New Agreement. This Agreement amends and restates in its entirety that certain Tennis Operating Agreement dated September 26, 1990, by and between Kaptel Associates and Operator and which Tennis Operating Agreement was subsequently amended and restated in its entirety on or about October 29, 1992 by Kaptel Associates and Operator, which Agreement is hereby superseded in its entirety.


                           ARTICLE 13

                 REPRESENTATIONS AND WARRANTIES

     13.1 Representation and Warranties of Owner. In order to induce Operator to enter into this Agreement, Owner does hereby make the following representations and warranties:

          (A) the execution of this Agreement is permitted by the Articles of Incorporation and By-Laws of Owner (or partnership agreement or other organic instrument or document affecting Owner, if Owner is not a corporation) and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Owner enforceable in accordance with the terms hereof;

          (B) there is no claim, litigation, proceedings or governmental investigation pending, or as far as is known to Owner, threatened, against or relating to Owner, the properties or business of Owner or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially and adversely affect the ability of Owner to enter into this Agreement or to carry out its obligations hereunder, and there is no basis for any such claim, litigation, proceedings or governmental investigation, except as has been fully disclosed in writing to Operator; and

          (C) neither the consummation of the actions completed by this Agreement on the part of Owner to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Owner is a party or by which it is bound.

     13.2 Representations and Warranties of Operator. In order to induce Owner to enter into this Agreement, Operator does hereby make the following representations and warranties:

          (A) the execution of this Agreement is permitted by the Articles of Incorporation and By-Laws of Operator and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Operator enforceable in accordance with the terms hereof;

          (B) there is no claim, litigation, proceedings or governmental investigation pending, or as far as is known to Operator, threatened, against or relating to Operator, the properties or business of Operator or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially and adversely affect the ability of Operator to enter into this Agreement or to carry out its obligations hereunder, and there is no basis for any such claim, litigation, proceedings or governmental investigation, except as has been fully disclosed in writing to Owner; and

          (C) neither the consummation of the actions completed by this Agreement on the part of Operator to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Operator is a party or by which it is bound.

     IN WITNESS WHEREOF, Operator and Owner, acting by and through their proper and duly authorized officers or representatives, have each duly executed this Agreement under seal the day and year first above written.


                                   OWNER:
                                   NI HAWAII RESORT, INC., a
                                   Hawaii corporation,

                                   By   /S/ T. OKUYAMA
                                   Its  VICE PRESIDENT-SECRETARY

                                   OPERATOR:

                                   KAPALUA LAND COMPANY, LTD.


                                   By  /S/ DON YOUNG
                                   Its  PRESIDENT